Exhibit 99.2

Management’s Q4 2015 Prepared Remarks

Set forth below are Match Group management’s prepared remarks relating to Match Group’s earnings announcement for the fourth quarter of 2015.  Match Group will audiocast a conference call to answer questions regarding the Company’s Q4 2015 financial results and these prepared remarks on Wednesday, February 3, 2016 at 8:00 a.m. Eastern Time.  The live audiocast will be open to the public at http://ir.matchgroupinc.com.  These prepared remarks will not be read on the call.

Non-GAAP Financial Measures

These prepared remarks contain references to certain non-GAAP measures which, as a reminder, include Adjusted EBITDA, to which we’ll refer in these prepared remarks as “EBITDA” for simplicity.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, financial information presented in accordance with GAAP.  Please refer to our Q4 2015 press release and the investor relations section of our website for all comparable GAAP measures and full reconciliations for all material non-GAAP measures.

Please see the Safe Harbor Statement at the end of these remarks.

Management’s Remarks

The fourth quarter of 2015 was a seminal quarter for Match Group.  We became a public company, underwent a major realignment in management, and continued to execute on our key initiatives.  The fourth quarter came in largely as we expected, and our outlook on 2016 has not changed in any significant way since our IPO.  We’re off to a solid start in January, boding well for what we believe will be a strong year.

In Q4 we grew Average PMC 30% year over year.  PlentyOfFish and Tinder were the big drivers of this growth, with significant sequential and year-over-year growth at both businesses.  Excluding those businesses, Average PMC was flattish, as other businesses in aggregate continued to be affected by the significant shift to mobile and its resulting conversion challenges.

Dating revenue growth was 14% for the quarter, which reflects a $7.9 million deferred revenue write-off resulting from the PlentyOfFish acquisition.  North American revenue growth lagged behind Average PMC growth as a result of a decline in ARPPU of 7%, driven by an increased percentage of Average PMC coming from our lower-priced brands (Tinder, PlentyOfFish and OkCupid) as well as from the aforementioned deferred revenue write-off.  On a mix-adjusted basis, however, ARPPU was up overall.  International revenue growth lagged behind Average PMC growth due to a decline in ARPPU of 25%, driven by roughly equal parts brand mix shift and foreign exchange effects.  We also saw a solid increase in Indirect Revenue year-over-year.

Dating EBITDA was up 10% year-over-year in the fourth quarter, less than revenue growth due primarily to the deferred revenue write-off from the PlentyOfFish acquisition.

Looking at the businesses, Tinder continues to be a star performer.  Since late October, Tinder has released a number of new product features that have meaningfully enhanced the customer experience, and user growth continues to be strong across all geographies.  Our Tinder Plus subscription business also continues to grow at an accelerating and unprecedented pace.  In Q4 our increase in ending PMC exceeded the quarterly increase in each of Q2 and Q3 by more than 50%.  We’ve always had tremendous confidence in our ability to grow Tinder into a big domestic business, but the real surprise has been what a powerful international platform it has become, with over 60% of both the user and PMC base coming outside of North America.  We are ramping headcount at Tinder as fast as we can hire good people, with special focus on technology and product expertise, as our product roadmap ambitions continue to expand faster than we can turn out new features.

Although still in the early days, PlentyOfFish appears to be everything we thought it was when we acquired it last year, and we are very bullish about the opportunity to grow this business.  This is a great example of bilateral synergies, where the knowledge we have developed over the years within our portfolio is positively impacting the newly acquired business and we are also importing know-how from PlentyOfFish that we can apply across our existing brands.  We continue to be confident this will be a very successful acquisition.

For the rest of our Dating businesses, 2016 is a year we are focused on product improvement, marketing efficiency and conversion lift.  The shift to mobile has been tremendous for our business overall, but has challenged us in conversion.  We believe we are poised to make significant progress in this area over the course of the year, as the shift to mobile slows and we improve product execution.  And we’re seeing signs of momentum along both these lines.

First, it’s clear that the velocity of the shift in mix from desktop to mobile is slowing, as we’d expected.  There are a number of ways to look at that number, but we think its best reflected in “brand registrations”, or the registrations that are not attributable to any particular marketing channel.  The percentage of total brand registrations we received in January of 2016 that came on mobile devices was up approximately 7% over January 2015.  Contrast that jump in mobile mix shift to that between January 2015 and January 2014, where the mobile mix increased 35%.  (These numbers reflect Match U.S., Match Affinity, Meetic and OkCupid.)  So while there is still a natural migration from desktop to mobile, it’s clearly slowing down as we approach either a steady state or a much slower drip.  This is different from marketing-driven mix shift, where we are able to increase mobile registrations by spending more dollars on mobile-specific channels, as this number is driven largely by our actions and can fluctuate more from quarter to quarter.  We expect this mix shift to continue, given our continued drive to increase mobile acquisition channels.  The bottom line is that while the natural downward pressure on conversion we’ve been experiencing from the shift from desktop to mobile continues, it is slowing considerably.

Additionally, although early, we’re starting to see improvements in mobile conversion.  It varies from business to business, and device to device, based largely on the amount of effort we’ve been able to put into it, but it’s clear to us that there is meaningful upside in improving the efficacy of our mobile products.  Meetic is showing very strong gains this year on mobile conversion as a result of great execution in 2015.  And it’s clear that is replicable.  As an example, Match launched a new Android app in the U.S. earlier in January and it’s showing an incredible increase in install-to-subscriber conversion of 40% over the old app.  We expect continued strong execution at Meetic, and as product and tech resources continue to free up on the North American side from the technology rebuild, and with the new leadership of Mandy Ginsberg and Shar Dubey, we feel confident that North America will follow suit in terms of real product improvements.

As far as our ongoing technology project, we continue to make solid progress.  Most of the reconstruction of the Match brand backend has been completed and we continue working on the new API and front-end rewrite.  We are now at the point where speed-to-market benefits are beginning to accrue and will continue to increase as that part of the project comes to conclusion.  Already we are devoting more resources to consumer-facing product work and beginning to see the benefits.  We remain on track to migrate our Match Affinity brands in 2016.  In Q4 2015 we incurred approximately $2 million in costs related to this technology project, and we expect to incur approximately $2.5 million in Q1 of this year.

Non-Dating fell short of expectations on revenue in Q4 due primarily to a greater than anticipated slowdown in SAT prep due to the launch of a new SAT and the execution of an institutional contract later in Q4 than expected.  We continued to make solid improvement on EBITDA performance, however, and made significant strategic progress.  As we’ve said before, the principal thesis for combining these educational businesses was that we believed we could offer multiple high-value products to parents desiring to maximize their children’s college admissions experience, and we spent most of 2015 integrating technologies and refining our product offering to be able to do that.  Launching in earnest in Q4 2015, we were able to sell either tutoring or college admissions services to over 10% of our customers who also purchased one of our core test prep products, up from virtually zero previously.  Successfully implementing this cross-sell would transform the economics of this business, and we think we are off to a great start, with much work yet to come.  Also, Q4 2015 was the first quarter where we drove the majority of our services revenue online, and we expect that trend to continue, which over time should lead to margin expansion in the business.  The Princeton Review should show continued strong progress in 2016, flipping from investment mode to bottom line contributor.

In terms of expected financial performance, we see sequential Dating revenue growth of 5-7% in each quarter of 2016.  For Non-Dating revenue, we expect to be up high single digits year-over-year in Q1 and mid double digits year-over-year for the full year, roughly following historical seasonal patterns.

In terms of Dating EBITDA margins, we expect Q1 to be in the mid 20% range, and for the full year to be in the high 30% range, with sequential growth in EBITDA margin each quarter.  For Non-Dating, we expect to lose a few million dollars in Q1, be approximately break-even in Q2, and profitable in the back half of the year and for the year overall, albeit modestly.

With respect to our outlook, it should be noted we’re investing more than we expected sooner than we expected in order to ramp up our advertising business.  For the year we expect that to be a roughly neutral event from an EBITDA perspective, but it may push some of our EBITDA back a bit later in the year.  Also, as we’ve said repeatedly, Tinder is on an awesome trajectory and we’re ramping investment behind it, to build long-term value in the Tinder business.  Given its early stage and its rapid ramp, it’s harder to predict with precision on a quarterly basis than most of our other businesses.

Overall, we’re incredibly pleased with our position.  As the unquestioned leader in the rapidly expanding global dating products category, we are set up strongly to drive growth and profitability.  Our enthusiasm and optimism are high, we’re focused nose-down on execution, and are looking forward to delivering meaningful growth in shareholder value.

Supplemental Financial Notes:

•                  We expect approximately $12.5 million of 2016 impacts from acquisition-related deferred revenue write-offs (substantially all of which is related to the acquisition of PlentyOfFish) and our ongoing technology project, with $6 million of that coming in Q1, and quarterly impact declining steadily from there.  Of the $12.5 million impact, a slight majority will come from our technology project

•                  Total Q4 2015 year-over-year revenue growth would have been 18% setting aside the aforementioned deferred revenue impacts from acquisitions and holding F/X constant to the year ago period

•                  Q4 2015 North American Direct Revenue, International Direct Revenue and Total Direct Revenue would have grown 16%, 30% and 20% year-over-year, respectively, setting aside the aforementioned deferred revenue impacts from acquisitions and holding F/X constant to the year ago period

•                  Q4 North American ARPPU, International ARPPU and Total ARPPU would have declined -4%, -14% and -7% year-over-year, respectively, setting aside the aforementioned deferred revenue impacts from acquisitions and holding F/X constant to the year ago period

•                  Of the $7.9 million of deferred revenue write-offs related to the PlentyOfFish acquisition, $6.2 million was in North America and $1.7 million was in International

•                  Our reported Average PMC for Q4 2015 includes only two-thirds of the PlentyOfFish pro forma Average PMC because the acquisition closed on October 28, 2015

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

These remarks may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability or our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release.  Match Group does not undertake to update these forward-looking statements.